EXHIBIT 99.1

NatureWell March Revenue Up 1,727 Percent

SAN DIEGO, CA - April 24, 2007 /PR NEWSWIRE-FirstCall/ - NatureWell, Incorporated (OTC BB: NAWL), an emerging researcher, developer, and marketer of proprietary, all-natural healthcare products, announced today its preliminary unaudited March 2007 sales results on a stand alone basis. Revenue in March 2007 was $34,296, an increase of $32,419 or 1,727% over March 2006 results.

In addition, for the three months ended March 31, 2007, NatureWell's revenue was $97,056 compared to $8,247 for the three months ended March 31, 2006. This represents an increase of $88,809 or approximately 1,077%. For the nine months ended March 31, 2007, NatureWell's revenue was $152,070 compared to $35,447 for the nine months ended March 31, 2006. This represents an increase of $116,623 or approximately 329%.

"Our fiscal third quarter ended March 31, 2007 was very encouraging as we continued our transition from a research and development company into an emerging sales and marketing entity," commented NatureWell, Incorporated's Chairman and Chief Executive Officer, James R. Arabia. "Some of the highlights in the fiscal third quarter included total revenue growth of nearly 1,100%; becoming an Authorized Vendor of Chiropractors Buying Group, Inc.; the implementation of several sales initiatives, including an expanded outbound tele-sales program; and attendance and presentation at industry trade shows and events."

About NatureWell, Incorporated:

NatureWell, Incorporated (www.naturewell.com) is an emerging researcher, developer, and marketer of proprietary, all-natural healthcare products. The Company's flagship product, MigraSpray (www.migraspray.com), is a patented, over-the-counter, homeopathic medicine intended to be a comprehensive approach for the treatment and prevention of migraine headaches.

Statements made in this news release should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the federal securities laws. The Company's actual performance and results could differ materially from those expressed in the forward-looking statements due to certain risks and uncertainties that could materially impact the Company in an adverse fashion and are only predictions of future results, and there can be no assurance that the Company's actual results will not materially differ from those anticipated in these forward-looking statements. Such risks and uncertainties, include, but are not limited to, the Company's ability to secure adequate financing, the Company's ability to ship its products in a timely fashion, volume and timing of orders received, interruption of the manufacturing or distribution of the Company's products or of the supplies or ingredients used to manufacture the Company's products, the effectiveness of the Company's products and consumer perception as to the effectiveness of the products, competitive pricing pressures and the Company's ability to anticipate changes in the market. These and other potential risks and uncertainties are set forth in the Company's filings with the Securities & Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

Source: NatureWell, Incorporated